FOR IMMEDIATE RELEASE                             EXHIBIT 99.1

IES Holdings Reports Fiscal 2022 Fourth Quarter and Full Year Results;
Board Authorizes New $40 Million Share Repurchase Program

HOUSTON — December 6, 2022 — IES Holdings, Inc. (or “IES” or the “Company”) (NASDAQ: IESC) today announced financial results for the quarter and fiscal year ended September 30, 2022.
Fourth Quarter 2022 Highlights
•Revenue of $617 million for the fourth quarter of fiscal 2022, an increase of 28% compared with $484 million for the fourth quarter of fiscal 2021
•Operating income of $25.0 million for the fourth quarter of fiscal 2022, a decrease of 17% compared with $30.1 million for the same quarter of fiscal 2021
•Net income attributable to IES decreased 28% to $16.2 million for the fourth quarter of fiscal 2022, compared with $22.4 million for the same quarter of fiscal 2021; diluted earnings per share attributable to common stockholders of $0.72 for the fourth quarter of fiscal 2022 compared with $1.07 for the fourth quarter of fiscal 2021
•Adjusted net income attributable to IES (a non-GAAP financial measure, as defined below) decreased 23% to $20.9 million for the fourth quarter of 2022 compared with $27.3 million for the same quarter of fiscal 2021; adjusted diluted earnings per share attributable to common stockholders (a non-GAAP financial measure, as defined below) of $0.95 for the fourth quarter of 2022 compared with $1.30 for the fourth quarter of fiscal 2021
•Remaining performance obligations, a GAAP measure of future revenue to be recognized from current contracts with customers, of approximately $1.0 billion as of September 30, 2022
•Backlog (a non-GAAP financial measure, as defined below) of approximately $1.3 billion as of September 30, 2022
•Board replaced our existing share repurchase program with a new $40 million share repurchase authorization

Fiscal Year 2022 Highlights
•Revenue of $2.2 billion for fiscal 2022, an increase of 41% compared with $1.5 billion for fiscal 2021

•Operating income of $56.0 million for fiscal 2022, a decrease of 35% compared with $85.6 million for fiscal 2021
•Net income attributable to IES decreased 48% to $34.8 million for fiscal 2022, compared with $66.7 million for fiscal 2021; diluted earnings per share attributable to common stockholders of $1.44 for fiscal 2022 compared with $3.15 for fiscal 2021. Net income attributable to IES for fiscal 2022 includes tax benefits of $0.8 million related to the recognition of previously unrecognized tax benefits. Net income attributable to IES for fiscal 2021 includes tax benefits of $5.1 million related to the recognition of previously unrecognized tax benefits.
•Adjusted net income attributable to IES decreased 44% to $44.1 million for fiscal 2022 compared with $78.4 million for fiscal 2021; adjusted diluted earnings per share attributable to common stockholders of $1.88 for fiscal 2022 compared with $3.70 for fiscal 2021

Overview of Results

“Our fourth quarter results demonstrated a marked improvement in profitability compared to the past two fiscal quarters,” said Jeff Gendell, Chairman and Chief Executive Officer. “Despite several operating challenges throughout the year, including poor execution on certain projects, higher input costs and workforce disruptions related to COVID-19, our businesses are building momentum. We remain optimistic about the long-term fundamentals in our key markets, though we realize there will be new challenges on the horizon as we look ahead to fiscal 2023. Most notably, the combined impact of higher interest rates and selling prices on housing affordability is slowing demand for single-family housing in the short term. We also recognize there is heightened uncertainty regarding the overall economy, which could impact our customers’ future capital spending plans. We believe that our flexible capital structure, low fixed costs, and strong balance sheet will allow us to be agile in adjusting to changing demand, and that we are well-positioned to continue to expand our service offerings and pursue market share growth.”

Our Communications segment's revenue was $559.8 million in fiscal 2022, a 26% increase compared with fiscal 2021, primarily driven by increased demand from data center customers, which more than offset a decrease in demand from distribution center customers. However, the segment operating income declined 49% to $22.1 million, as a result of certain projects where we incurred substantial losses. During fiscal 2022, we expanded our offerings to our data center customers into a new, adjacent service area; however, we had execution issues and recorded a combined loss of $19.9 million on a series of these projects for the year ended September 30, 2022. As a result of the underperformance in this new service area, we are no longer pursuing this type of work, and as of September 30, 2022, projects in this service area were substantially complete. Our overall operating margins for the fiscal year were also negatively impacted by a shift in our mix of customers, as well as a more competitive bidding environment in the distribution center and warehouse market, which has experienced slowing activity following a period of significant pandemic-related growth.

Our Residential segment's revenue was $1,131.4 million in fiscal 2022, an increase of 65% compared with fiscal 2021, reflecting continued strong demand in the housing market, the impact of pricing, and the incremental contribution of businesses acquired during fiscal 2021. The Residential segment’s operating income was $58.9 million, an increase of 44% from fiscal 2021. Although we benefited from the increase in volumes and pricing, operating margins were negatively impacted by higher material and labor costs.

Our Infrastructure Solutions segment's revenue was $167.1 million in fiscal 2022, an increase of 14% compared with fiscal 2021, reflecting continued strong demand in our generator enclosures business, including a $16.9 million revenue increase from the Tulsa, Oklahoma operation that we acquired in fiscal 2021. However, the segment recorded operating income of $3.6 million, a decrease of 79% from fiscal 2021 partially as a result of supply chain disruptions, execution difficulties on certain projects, and labor availability. In addition, we experienced additional costs and operating inefficiencies associated with the relocation of our Tulsa operation into a new, larger facility that expands capacity while allowing for improved workflow and process efficiency as we grow our capabilities to meet strong customer demand. The transition to and setup of the new facility was completed during the third quarter of fiscal 2022.

Our Commercial & Industrial segment's revenue was $308.5 million in fiscal 2022, an increase of 20% compared with fiscal 2021. However, the segment reported an operating loss of $12.3 million, compared with operating income of $0.4 million in fiscal 2021, primarily as a result of $16.7 million of losses incurred on two projects executed by a single branch, where execution issues led to significant rework and delays, the effects of which were further amplified by customer schedule changes and delays in receiving materials. We also recorded $2.3 million of reserves related to certain legal matters during the year.

Mr. Gendell continued, “As part of our ongoing strategic review of our Commercial & Industrial segment, in October 2022, we completed the sale of one of its subsidiaries, STR Mechanical, LLC, a Charlotte, North Carolina-based provider of heating, ventilation and air conditioning services for commercial customers. We are continuing to evaluate the optimal structure for the remainder of the Commercial and Industrial segment, as we seek to mitigate risk while improving the financial and operational performance of the Company.”

“During fiscal 2022 we supported our operations through the funding of net working capital and strategic capital expenditures including the new Tulsa facility and an additional training facility in Florida to support our Residential segment's growth, while also repurchasing $16.4 million of our stock under our stock repurchase program,” said Tracy McLauchlin, Chief Financial Officer. “In December 2022, our Board of Directors authorized a new $40 million share repurchase program, providing us additional flexibility to strategically repurchase shares as part of our overall capital allocation strategy.”

Ms. McLauchlin continued, "After realizing the cash benefits of our substantial tax net operating loss carryforwards over the past several years, we expect to begin making federal cash tax payments in fiscal 2023. At the end of fiscal 2016, we had over $400 million of federal net operating loss carryforwards. We are pleased that through strong operating performance and the success of our acquisition strategy over the past several years, we have been able to utilize those tax assets to generate significant value for our shareholders."
Stock Buyback Plan
In 2015, the Company’s Board of Directors authorized and announced a stock repurchase program for purchasing up to 1.5 million shares of our common stock from time to time, and in 2019, authorized the repurchase of up to an additional 1.0 million shares. During the quarter ended September 30, 2022, the Company repurchased 266,711 shares at an average price $30.20 per share, and for the full fiscal 2022 year, the Company repurchased 511,600 shares at an average price of $32.02 per share. The Company had 358,020 shares remaining under its stock repurchase authorization at September 30, 2022. In December 2022, our Board of Directors terminated our previous share repurchase program and authorized a new $40 million share repurchase program.

Non-GAAP Financial Measures and Other Adjustments
This press release includes adjusted net income attributable to IES, adjusted diluted earnings per share attributable to common stockholders, and backlog, and, in the non-GAAP reconciliation tables included herein, adjusted net income attributable to common stockholders, adjusted EBITDA and adjusted net income before taxes, each of which is a financial measure not calculated in accordance with generally accepted accounting principles in the U.S. (“GAAP”). Management believes that these measures provide useful information to our investors by, in the case of adjusted net income attributable to common stockholders, adjusted earnings per share attributable to common stockholders, adjusted EBITDA and adjusted net income before taxes, distinguishing certain nonrecurring events such as litigation settlements or significant expenses associated with leadership changes, or noncash events, such as impairment charges or our valuation allowances release and write-down of our deferred tax assets, or, in the case of backlog, providing a common measurement used in IES's industry, as described further below, and that these measures, when reconciled to the most directly comparable GAAP measures, help our investors to better identify underlying trends in the operations of our business and facilitate easier comparisons of our financial performance with prior and future periods and to our peers. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures, which has been provided in the financial tables included in this press release.

Remaining performance obligations represent the unrecognized revenue value of our contract commitments. While backlog is not a defined term under GAAP, it is a common measurement used in IES’s industry and IES believes this non-GAAP measure enables it to more effectively forecast its future results and better identify future operating trends that may not otherwise be apparent. IES’s remaining performance obligations are a component of IES’s backlog calculation, which also includes signed agreements and letters of intent which we do not have a legal right to enforce prior to work starting. These arrangements are excluded from remaining performance obligations until work begins. IES’s methodology for determining backlog may not be comparable to the methodologies used by other companies.

For further details on the Company’s financial results, please refer to the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2022, to be filed with the Securities and Exchange Commission (“SEC”) by December 6, 2022, and any amendments thereto.

About IES Holdings, Inc.
IES designs and installs integrated electrical and technology systems and provides infrastructure products and services to a variety of end markets, including data centers, residential housing, and commercial and industrial facilities. Our more than 8,000 employees serve clients in the United States. For more information about IES, please visit www.ies-co.com.

Company Contact:
Tracy McLauchlin
Chief Financial Officer
IES Holdings, Inc.
(713) 860-1500

Investor Relations Contact:
Robert Winters or Stephen Poe
Alpha IR Group
312-445-2870
IESC@alpha-ir.com

Certain statements in this release may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, all of which are based upon various estimates and assumptions that the Company believes to be reasonable as of the date hereof. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “seek,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” the negative of such terms or other comparable terminology. These statements involve risks and uncertainties that could cause the Company’s actual future outcomes to differ materially from those set forth in such statements. Such risks and uncertainties include, but are not limited to, the impact of the COVID-19 outbreak or future pandemics on our business, including the potential for job site closures or work stoppages, supply chain disruptions, delays in awarding new projects, construction delays, reduced demand for our services, delays in our ability to collect from our customers, the impact of third party vaccine mandates on employee recruiting and retention, or illness of management or other employees; the ability of our controlling shareholder to take action not aligned with other shareholders; the possibility that certain tax benefits of our net operating losses may be restricted or reduced in a change in ownership or a change in the federal tax rate; the potential recognition of valuation allowances or write-downs on deferred tax assets; the inability to carry out plans and strategies as expected, including our inability to identify and complete acquisitions that meet our investment criteria in furtherance of our corporate strategy, or the subsequent underperformance of those acquisitions; competition in the industries in which we operate, both from third parties and former employees, which could result in the loss of one or more customers or lead to lower margins on new projects; fluctuations in operating activity due to downturns in levels of construction or the housing market, seasonality and differing regional economic conditions; the possibility of inaccurate estimates used when entering into fixed-price contracts and our ability to successfully manage projects, as well as other risk factors discussed in this document, in the Company’s annual report on Form 10-K for the year ended September 30, 2022 and in the Company’s other reports on file with the SEC. You should understand that such risk factors could cause future outcomes to differ materially from those experienced previously or those expressed in such forward-looking statements. The Company undertakes no obligation to publicly update or revise any information, including information concerning its controlling shareholder, net operating losses, borrowing availability, or cash position, or any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Forward-looking statements are provided in this press release pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of the estimates, assumptions, uncertainties, and risks described herein.

General information about IES Holdings, Inc. can be found at http://www.ies-co.com under "Investor Relations." The Company's annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the Company's website as soon as reasonably practicable after they are filed with, or furnished to, the SEC.

IES HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended September 30,		Year Ended September 30,
	2022	2021	2022	2021
Revenues	$617.4	$483.8	$2,166.8	$1,536.5
Cost of services	519.5	392.2	1,847.9	1,248.5
Gross profit	97.9	91.6	318.9	288.0
Selling, general and administrative expenses	72.8	61.5	262.7	202.3
Contingent consideration	0.1	0.1	0.3	0.2
Gain on sale of assets	—	—	(0.1)	—
Operating income	25.0	30.1	56.0	85.6
Interest expense	1.2	0.3	3.0	1.0
Other income, net	(0.8)	—	—	(0.3)
Income from operations before income taxes	24.6	29.8	53.0	84.9
Provision for income taxes	6.5	6.3	12.8	16.2
Net income	18.1	23.5	40.2	68.7
Net income attributable to noncontrolling interest	(1.8)	(1.1)	(5.4)	(2.0)
Net income attributable to IES Holdings, Inc.	$16.2	$22.4	$34.8	$66.7

Earnings per share attributable to common stockholders:
Basic	$0.73	$1.08	$1.45	$3.19
Diluted	$0.72	$1.07	$1.44	$3.15

Shares used in the computation of earnings per share:
Basic (in thousands)	20,480	20,818	20,668	20,790
Diluted (in thousands)	20,707	21,081	20,895	21,086

IES HOLDINGS, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION OF ADJUSTED NET INCOME ATTRIBUTABLE
TO IES HOLDINGS, INC. AND ADJUSTED EARNINGS PER SHARE
ATTRIBUTABLE TO COMMON STOCKHOLDERS
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended September 30,		Year Ended September 30,
	2022	2021	2022	2021
Net income attributable to IES Holdings, Inc.	$16.2	$22.4	$34.8	$66.7
Provision for income taxes	6.5	6.3	12.8	16.2
Adjusted net income before taxes	22.8	28.8	47.6	82.9
Current tax expense (1)	(1.8)	(1.5)	(3.5)	(4.5)
Adjusted net income attributable to IES Holdings, Inc.	$20.9	$27.3	$44.1	$78.4

Adjustments for computation of earnings per share:
(Increase) decrease in noncontrolling interest	(1.2)	0.1	(4.7)	(0.3)
Net income attributable to restricted stockholders	—	—	—	(0.1)
Adjusted net income attributable to common stockholders	$19.7	$27.4	$39.4	$78.0

Adjusted earnings per share attributable to common stockholders:
Basic	$0.96	$1.32	$1.90	$3.75
Diluted	$0.95	$1.30	$1.88	$3.70

Shares used in the computation of earnings per share:
Basic (in thousands)	20,480	20,818	20,668	20,790
Diluted (in thousands)	20,707	21,081	20,895	21,086

(1) Represents the tax expense related to the current period earnings which will be considered in the computation of tax to be paid in cash for the year, and not offset by the utilization of net operating loss carryforwards

IES HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS)
(UNAUDITED)

	September 30,	September 30,
	2022	2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$24.8	$23.1
Accounts receivable:
Trade, net of allowance	370.7	286.7
Retainage	65.1	41.3
Inventories	96.3	68.6
Costs and estimated earnings in excess of billings	52.1	43.4
Prepaid expenses and other current assets	15.3	21.1
Total current assets	624.4	484.2
Property and equipment, net	54.4	35.5
Goodwill	92.4	92.4
Intangible assets, net	71.9	85.6
Deferred tax assets	20.5	19.0
Operating right of use assets	55.9	42.9
Other non-current assets	15.1	7.0
Total assets	$934.7	$766.6
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$317.0	$249.1
Billings in excess of costs and estimated earnings	84.9	62.5
Total current liabilities	401.9	311.6
Long-term debt	81.6	39.7
Operating long-term lease liabilities	38.1	28.6
Other non-current liabilities	22.6	16.1
Total liabilities	544.2	396.1
Noncontrolling interest	29.2	24.6
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	0.2	0.2
Treasury stock, at cost	(44.0)	(29.3)
Additional paid-in capital	201.9	201.9
Retained earnings	203.2	173.1
Total stockholders’ equity	361.3	346.0
Total liabilities and stockholders’ equity	$934.7	$766.6

IES HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN MILLIONS)
(UNAUDITED)

	Year Ended September 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$40.2	$68.7
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense	3.1	1.2
Deferred financing cost amortization	0.2	0.2
Depreciation and amortization	25.5	21.9
Gain on sale of assets	(0.1)	—
Non-cash compensation expense	3.8	3.5
Deferred income taxes	—	11.7
Changes in operating assets and liabilities:
Accounts receivable	(87.2)	(55.4)
Inventories	(27.8)	(30.5)
Costs and estimated earnings in excess of billings	(8.7)	(13.5)
Prepaid expenses and other current assets	(18.6)	(9.2)
Other non-current assets	(3.0)	0.7
Accounts payable and accrued expenses	67.1	30.6
Billings in excess of costs and estimated earnings	22.5	6.7
Other non-current liabilities	(0.8)	1.2
Net cash provided by operating activities	16.3	37.9
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(29.3)	(7.4)
Proceeds from sale of assets	0.2	0.3
Cash paid in conjunction with equity investments	(0.5)	—
Cash paid in conjunction with business combinations	—	(92.5)
Net cash used in investing activities	(29.5)	(99.6)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	1,924.5	1,318.5
Repayments of debt	(1,882.1)	(1,278.2)
Finance lease payment	(1.8)	(0.6)
Purchase of noncontrolling interest	—	(1.2)
Distribution to noncontrolling interest	(7.0)	(0.3)
Repurchases of common stock	(18.6)	(7.0)
Issuance of shares	0.1	—
Net cash used in financing activities	15.0	31.2
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1.7	(30.5)
CASH, CASH EQUIVALENTS, beginning of period	23.1	53.6
CASH, CASH EQUIVALENTS, end of period	$24.8	$23.1

IES HOLDINGS, INC. AND SUBSIDIARIES
OPERATING SEGMENT STATEMENT OF OPERATIONS
(DOLLARS IN MILLIONS)
(UNAUDITED)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2022	2021	2022	2021
Revenues
Communications	$157.0	$136.5	$559.8	$446.0
Residential	327.5	231.1	1,131.4	687.3
Infrastructure Solutions	43.4	38.7	167.1	147.0
Commercial & Industrial	89.5	77.5	308.5	256.2
Total revenue	$617.4	$483.8	$2,166.8	$1,536.5

Operating income (loss)
Communications	$8.6	$14.4	$22.1	$43.4
Residential	19.9	15.1	58.9	40.7
Infrastructure Solutions	1.6	3.5	3.6	17.0
Commercial & Industrial	(0.6)	1.3	(12.3)	0.4
Corporate	(4.4)	(4.2)	(16.2)	(16.0)
Total operating income	$25.0	$30.1	$56.0	$85.6

IES HOLDINGS, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION OF ADJUSTED EBITDA
(DOLLARS IN MILLIONS)
(UNAUDITED)

	Three Months Ended September 30,		Year Ended September 30,
	2022	2021	2022	2021
Net income attributable to IES Holdings, Inc.	$16.2	$22.4	$34.8	$66.7
Provision for income taxes	6.5	6.3	12.8	16.2
Interest & other expense, net	0.4	0.3	3.0	0.7
Depreciation and amortization	6.8	6.0	25.5	21.9
EBITDA	$30.0	$35.1	$76.1	$105.5
Non-cash equity compensation expense	0.9	0.8	3.8	3.5
Adjusted EBITDA	$30.9	$35.9	$79.9	$109.0

IES HOLDINGS, INC. AND SUBSIDIARIES
SUPPLEMENTAL REMAINING PERFORMANCE OBLIGATIONS AND NON-GAAP RECONCILIATION OF BACKLOG DATA
(DOLLARS IN MILLIONS)
(UNAUDITED)

	September 30, 2022	June 30, 2022	September 30, 2021
Remaining performance obligations	$967	$894	$713
Agreements without an enforceable obligation (1)	319	314	187
Backlog	$1,286	$1,208	$900

(1) Our backlog contains signed agreements and letters of intent which we do not have a legal right to enforce prior to work starting. These arrangements are excluded from remaining performance obligations until work begins.